EXHIBIT 10(k)


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                                STEVIA COMPANY, INC.


                            Installment Promissory Note
                            ___________________________


  1. Promise to Pay. In consideration of the receipt of $1,000.00, the undersigned promises to pay to the order of Laurence C. Mead the sum of $1,000.00, with interest thereon at the rate of 11.5% per annum, in two equal monthly installments of principal and interest of $172.30 and two equal monthly installments of principal and interest of $172.31 commencing November 5, 1995. This Note is payable at 7820 Northway Drive, Hanover Park, IL 60103.

  2.  Governing Law.   This instrument shall  be governed by the laws  of the
  State of Illinois, and specifically the Uniform Commercial Code of the State of Illinois, as in effect from time to time.

  Date:  October 18, 1995






  STEVIA COMPANY, INC.
  1940 East Devon Avenue
  Elk Grove Village, IL 60007


   /s/ FRED K. SUZUKI /s/
   _____________________________
   Fred K. Suzuki, President

   /s/ LAUANE C. ADDIS /s/
   _____________________________
   Lauane C. Addis, Secretary


                                  E-3

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